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                                                                    Exhibit 10.2

January 4, 2000

Mr. Byron Smith

Dear Byron,

Excite@Home is pleased to offer you the position of Senior Vice President, Marketing. In this position, you will report to Dean Gilbert, Executive Vice President and General Manager, @Home Division.

SALARY AND BONUS

Your base salary will be an annual salary of $250,000. You will also be eligible to participate in the Excite@Home Executive Incentive plan (EIP). Your annual target award will be 40% of your base salary. The performance measures for EIP currently in effect for 1999 are: 90% attainment of company revenue goals (40% of award), 90% attainment of profit/loss minimum (40% of award), and customer satisfaction (20% of award). EIP performance measures are subject to modification in 2000 and future years. EIP award payments are made only if the performance measures are achieved.

Notwithstanding the above, you will be guaranteed a minimum bonus of $48,000 each year for the first two years of your employment (total of $96,000 guaranteed over a 2-year period). If EIP awards are greater than this bonus guarantee, the difference will be added to your guaranteed award.

Additionally, we have added a signing bonus of $50,000 gross. $25,000 gross will be paid in the first payroll cycle following your first day of employment, the remaining $25,000 gross will be paid in the first payroll cycle in April 2000. If within one year of your hire date you voluntarily terminate your employment you will be required to re-pay a pro-rata portion of your bonus based on your date of termination.

STOCK

Subject to approval by Excite@Home's Board of Directors (or its designee), you will receive an option to purchase 200,000 shares of Series A Common Stock. The exercise price of your stock option will equal the Nasdaq closing price for Excite@Home's Series A Common Stock on the date your stock option is approved by the Board of Directors (or its designee), which we anticipate will occur within two to three weeks following your date of hire. Your date of hire is the date that you actually begin working at Excite@Home and are on Excite@Home's payroll records. Your right to purchase your option shares will be subject to a vesting schedule that provides for 25% of your option shares to vest on your first year anniversary (twelve months) with the remainder to vest at the rate of 2.0833% per month over the next thirty-six months. Shortly after your stock option is approved you will receive a confirmation notice in the mail. Our Stock Option Plan and Stock Option Terms and Conditions will be made available to you on
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our employee Intranet site or may be obtained by contacting our Stock
Administration department. As discussed, we anticipate that you will take on additional responsibilities within approximately 90 days of starting your employment with Excite@Home. At the point of you assuming additional responsibilities, you will be granted an additional 50,000 shares. Subject to your satisfactory performance, you will be granted a minimum of 1__% of your initial stock option grant in refresh options within the first 12 months of your employment.

BENEFITS

We provide health and welfare benefits, including Medical, Dental, Vision, Life and Disability Insurance, through our benefits plan. Please refer to the attached Benefits Summary for more details. Should you have any questions about the benefit programs offered, please contact Margaret Chavez at (650) 569-2403.

RELOCATION

To assist you with your move to the San Francisco Bay Area, Excite@Home will agree to the following relocation package.

 .  One house hunting trip for two
 .  Airline travel for you and your family, or mileage reimbursement if you decide to drive your car to the Bay Area.
 .  Movement of household goods and up to two autos
 .  Storage of household goods and up to two autos for up to 60 days
 .  Car rental for up to 60 days
 .  Interim living expenses for up to 60 days
 . Customary non-recurring closing costs related to the purchase of a home in San Francisco Bay Area (your down payment, prepaid interest, and property taxes will not be considered closing costs)

In addition, Excite@Home will make available to you two loans in the aggregate amount of $300,000 for the purpose of assisting you in purchasing a home in the San Francisco Bay Area. Each loan will have a principal amount of $150,000, be made pursuant to a full recourse promissory note, accrue simple interest annually at a rate sufficient to avoid imputation of income under the Internal Revenue Code, and be secured by your San Francisco Bay Area home and the shares subject to your stock option. You will be responsible for any tax liability you may incur in connection with these loans and their repayment. These loans will be available to you at any time within one year from your hire date.

The first loan will have a term of four years. One fourth of the principal amount, together with all accrued and unpaid interest, will be forgiven by the Company on each anniversary of the date that the loan is made. If prior to the fourth anniversary of the loan date you voluntarily terminate your employment from Excite@Home or your employment is terminated for cause (as defined below), all remaining principal and interest will become due and payable in full ninety
(90) days following the termination of your employment.
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The second loan will have a term of five years.  All accrued and unpaid interest will be forgiven by the Company on each anniversary of the date that the loan is made. All principal will be due on the fifth anniversary of the loan in a single balloon payment. If prior to the fifth anniversary of the loan date you voluntarily terminate your employment from Excite@Home or your employment is terminated for cause (as defined below), all remaining principal and interest will become due and payable in full ninety (90) days following the termination of your employment.

In the event you sell any of the shares subject to your stock option, all proceeds from the sale of such shares will first be applied against all unpaid principal under the second loan. Moreover, in the event you sell any of the shares subject to your stock option grant after you have provided notice that you plan to voluntarily terminate your employment or after you have received notice that your employment will be terminated for cause (as defined below), all proceeds from the sale of such shares will be applied against all unpaid principal and unpaid interest under both loans.

For purposes of this letter, termination "for cause" will exist at any time after the occurrence of one or more of the following events: (a) a good faith determination by the Board of Directors of Excite@Home that you willfully failed to follow the written directions of the Board; (b) your engagement in gross misconduct which is materially detrimental to the Company; (c) your willful failure or refusal to comply in any material respect with your Invention Assignment and Confidentiality Agreement (including your theft of Excite@Home's proprietary information), the Company's insider trading policy, or such other reasonable policies of Excite@Home where noncompliance would be materially detrimental to Excite@Home; or (d) your committing an unlawful or criminal act which would reflect badly on Excite@Home in Excite@Home's reasonable judgment.

AUTHORIZATION TO WORK IN USA

In accordance with the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal rights to work in the United States. The appropriate documents must be presented for Excite@Home's review on your first day of employment. If you do not provide the appropriate documentation, you will not be permitted to work and your date of hire will be delayed. The appropriate documentation is listed on the I-9 form included.

PROPRIETARY INFORMATION

We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer, or to violate any other obligation to your former employers. Within five days of your start date, you agree to execute the company's Invention Assignment and Confidentiality Agreement, providing us trade secret protection of the company's proprietary information.

MISCELLANEOUS

As a comprehensive Internet access provider and Internet portal, Excite@Home is involved in a wide variety of projects involving content from as many different sources on the Internet as possible. As a result, Excite@Home cannot guarantee employees that they will not be exposed
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to some adult material, either through specific work assignments or due to the presence of such material in the work environment.

This offer is contingent upon a proof of authorization to work n the United States, a background investigation, satisfactory reference checks and your written acceptance by Friday, January 7, 2000.

Please return the signed original offer letter along with the New Hire Form and Non-Disclosure Agreement in the enclosed envelope to Elaine Morgado at 450 Broadway, Redwood City, CA 94063. A duplicate original is enclosed for your records.

Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer letter. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite@Home. Byron, we look forward to having you join Excite@Home as part of the executive management team!

Sincerely,

/s/ Dean Gilbert

Dean Gilbert
Executive Vice President and General Manager, @Home Division

Enclosures:  Excite@Home Benefits Summary
             New Hire Forms

Accepted and Agreed:

By:    /s/ Byron Smith                  Start date:
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Print Name: Byron Smith                 Date:                    , 1999
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